THIRD AMENDED AND RESTATED

ADVISORY AGREEMENT

BETWEEN

WINTHROP REALTY TRUST,
WRT REALTY, L.P.

AND

FUR ADVISORS LLC

Dated as of February 1, 2013

Effective January 1, 2013

THIRD AMENDED AND RESTATED ADVISORY AGREEMENT

THIS AGREEMENT, made as of February 1, 2013 and effective as of January 1, 2013, among WINTHROP REALTY TRUST, an Ohio business trust (the “Trust”), WRT REALTY, L.P., a Delaware limited partnership (the “Operating Partnership”, and together with the Trust, the “Company”), and FUR ADVISORS LLC (the “Advisor”).

WHEREAS, pursuant to that certain Second Amended and Restated Advisory Agreement, dated as of March 5, 2009, between the Trust and the Advisor, (as amended, the “Original Agreement”), the Advisor has been retained to provide, among other things, certain asset management, investor relations and accounting services to the Trust;

WHEREAS, the Operating Partnership holds substantially all of the Trust’s assets;

WHEREAS, the Trust and the Advisor desire to amend and restate the Original Agreement in its entirety;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, it is agreed as follows:

ARTICLE I

DEFINITIONS

1.1.           Specific Terms.   As used in this Agreement:

“Advance Amount” means the lesser of (a) $3,000,000 and (b) any amounts payable by the Advisor with respect to the termination of any of its or its affiliates employees (other than the Principal Officers) whose employment is terminated as a result of the Termination.

“Affiliate” means with respect to a Person any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director of such Person.  For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 50% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this Agreement, neither the Advisor nor any of its Affiliates shall be deemed an Affiliate of the Trust or the Operating Partnership nor shall the Trust or the Operating Partnership be deemed an Affiliate of the Advisor or any of its Affiliates.

“Article 8 Base Fee” means either:

(x)           in the case of a Termination without a corresponding Disposition or Liquidation, the lesser of (1) the Base Management Fee for the immediately preceding 12 months prior to the Termination or (2) 20% of the positive difference, if any between (A) the Net Asset Amount and (B) the Hurdle minus $104,980,468;

(y)           in the case of a Disposition, the lesser of (1) the Base Management Fee for the immediately preceding 12 months prior to the Disposition or (2) 20% of any Dividends at such time as the Hurdle is less than $104,980,468 but not less than zero, including 20% of the portion of any Dividend in excess of the amount thereof which reduced the Hurdle to less than $104,980,468; or

(z)           in the case of a Liquidation, the lesser of (1) the Base Management Fee for the immediately preceding 12 months prior to the Liquidation or (2) 20% of any Dividends at such time as the Hurdle is less than $104,980,468 but not less than zero, including 20% of the portion of any Dividend in excess of the amount thereof which reduced the Hurdle to less than $104,980,468.

The calculation of the Article 8 Base Fee is illustrated on Schedule A to this Agreement.

“Ashner” means Michael L. Ashner, an individual.

“Base Management Fee” means an amount equal to 25% of the sum of (i) 1.5% of the aggregate Issuance Price of the issued and outstanding Equity Securities plus (ii) 0.25% of any equity contribution by a third party to a Qualified Venture, in each case pro-rated to the extent that an Equity Security was not issued, or an equity contribution was not made, for the entire quarterly period; provided, however, from and after the first to occur of a Disposition or a Liquidation, for purposes of determining the Base Management Fee, all Dividends paid that result in a reduction of the Hurdle at the date of the Disposition or Liquidation, whichever first occurs, will be deemed a reduction of the aggregate Issuance Price.

“Board” means the Board of Trustees of the Trust.

“Cause” means

(x)           with respect to the Advisor, the occurrence of any of (i) the Advisor’s continuous and intentional failure to perform its duties under this Agreement after written notice from the Company to the Advisor of such non-performance which is not cured within 10 days of notice thereof; (ii) intentional misconduct by the Advisor which is materially injurious to the Company, monetarily or otherwise; (iii) the material breach by the Advisor of any of the material terms or conditions of this Agreement which is not cured within 10 days of notice thereof; (iv) unless approved by 80% of the independent trustees of the Board or as a result of the death or Disability of Ashner, (x) Ashner fails to spend substantially all of his business time with respect to the business of the Company, (y) Ashner is no longer the direct or indirect managing member of the Advisor, or (z) Ashner no longer beneficially owns, directly or indirectly, at least 15% of the Advisor on a fully diluted basis; or (v) Ashner being deemed to be the beneficial owner (as such term is defined in Rule16(a)(2) promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof, of less than 1,500,000 Common Shares (excluding any Common Shares issued to the Advisor or Ashner that are subject to forfeiture), as adjusted for stock splits or combinations; and

(y)           with respect to the Company, (i) the failure to make any payment when due to the Advisor under this Agreement, or (ii) the retention by the Company of a Person other than the Advisor to provide a significant portion of the services to be provided by the Advisor hereunder, in each case which failure is not cured within 10 days of notice thereof to the Board and which failure or retention is not caused, in whole or in part, directly or indirectly, by the Advisor or any representative of Advisor acting in his capacity as an officer or representative of the Company.

“Common Shares” means common shares of beneficial interest of the Trust.

“Deemed Excess Share Dividends” means the excess, if any, of (A) the Net Asset Amount (as defined below) over (B) the Hurdle (after giving effect to any Dividends paid at the time of Termination), as of the date of Termination.

“Disability” means the applicable person’s incapacity due to physical or mental illness resulting in such person being substantially unable to perform his duties to the Advisor for an entire period of six consecutive months.

“Disposition” means the sale of all or substantially all of the assets of the Trust and the Operating Partnership, the acquisition of the Trust and the Operating Partnership by merger or other similar business combination transaction, or such other disposition of the Trust and the Operating Partnership or of all or substantially all of their assets.

“Dividends” means all dividends paid after the date hereof in respect of Common Shares, including Dividends of cash, debt obligations and the fair market value of other property and the fair market value of any consideration received in exchange for Common Shares by reason of a merger or consolidation with a third party entity or other similar transaction.  In the event of a merger, consolidation or other similar business combination transaction, the Advisor will receive a credit toward the Dividend amount equal to the fair market value of the consideration received by holders of Common Shares received in exchange for their Common Shares, including, but not limited to, the fair market value ascribed in the transaction to stock, preferred stock, debt instruments, cash, warrants, options, etc., received by the holders of Common Shares.  Except as otherwise provided herein, “fair market value” shall be determined by the Board in good faith; provided, however, that if the Advisor disagrees in good faith with such determination, then the Advisor shall be entitled to seek arbitration in accordance with Section 9.4 with respect to this issue.

“Equity Securities” means Common Shares, Series D Preferred Shares, convertible preferred shares, convertible debt, perpetual preferred shares of the Trust and, in the case of the Operating Partnership limited partnership interests issued to a person or entity other than the Trust or its subsidiary.

“Hurdle” means (x) $534,223,711, increased by the Issuance Price of all Common Shares issued after the date hereof (including the conversion price of any securities actually converted into Common Shares) and decreased by (1) the redemption price of all Common Shares redeemed after the date hereof and (2) all Dividends paid from and after the date hereof, plus (y) a return on the amount set forth in (x) above, as adjusted, equal to the Hurdle Rate, compounded annually taking into account the timing of any such adjustments.

“Hurdle Rate” means a per annum rate determined at the end of each fiscal quarter equal to the greater of (x) 4% or (y) the 5 year U.S. Treasury Yield plus 2.5%.

“Incentive Fee” means an amount equal to 20% of any Dividends paid at such time as the Hurdle is less than zero, including 20% of the portion of any Dividend in excess of the amount thereof which reduced the Hurdle to less than zero.

“Incentive Termination Fee” means an amount equal to 20% of the excess, if any, of (x) the Deemed Excess Share Dividends over (y) the amount of Incentive Fees which have theretofore been paid to the Advisor in accordance with Section 6.3.

“Issuance Price” means, the issuance price of each Equity Security after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance.  The Issuance Price will be modified accordingly in the event of stock splits.  Upon the repurchase by the Trust of Common Shares, for purposes of determining the Issuance Price of the remaining Common Shares outstanding, the shares repurchased will be deemed to have been repurchased proportionally among all Common Shares outstanding on the applicable repurchase date, and, with respect to Common Shares, only the Common Shares not so deemed to have been repurchased will be included in the “issued and outstanding Equity Securities” for purposes of calculating the Base Management Fee.

“Liquidation” means the determination by the Board and, if required by applicable law or the governing documents of the Company, the approval of the holders of the Common Shares, to implement an orderly liquidation of the assets of the Company either through a formal plan or otherwise.

“Net Asset Amount” means the difference between (x) the gross assets of the Company as of the date of Termination as determined by an appraisal to be conducted by a nationally recognized appraisal firm mutually agreed upon by the Company and the Advisor less (y) the total liabilities of the Company as of the date of Termination (including any amounts necessary to satisfy obligations due to holders of preferred shares of the Company as liabilities) less (z) 3% of the gross assets of the Company as determined by the appraisal provided for in (x) above (other than cash) which shall be deemed the estimated costs to sell such assets.  If the Company and the Advisor are unable to agree upon an appraisal firm, then each of the Company and the Advisor is to choose an independent appraisal firm to conduct an appraisal.  In such event, (i) if the appraisals prepared by the two appraisers so selected are the same or differ by an amount that does not exceed 20% of the higher of the two appraisals, the Net Asset Amount is to be deemed to be the average of the appraisals, as prepared by each party’s chosen appraiser, and (ii) if these two appraisals differ by more than 20% of such higher amount, the two appraisers together are to select a third appraisal firm to conduct an appraisal.  If the two appraisers are unable to agree on the identity of such third appraiser, either of the Advisor and the Company may request that the American Arbitration Association (“AAA”) select the third appraiser.  The Net Asset Amount then is to be the amount determined by such third appraiser, but in no event less than the lower of the two initial appraisals or more than the higher of such two initial appraisals.  Each party shall pay the costs of the appraisals chosen by it, and each party shall pay one half of the costs of the third appraiser.  Any appraisal hereunder shall be performed no later than 45 days following selection of the appraiser or appraisers.  In the event that an asset of the Company is sold after Termination in an arms-length transaction prior to the date on which the Net Asset Amount for such asset is otherwise determined, the Net Asset Amount for such asset shall equal the net proceeds derived by the Company from such sale.

“Person” means any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof) endowment fund or any other form of entity.

“Principal Officers” means Ashner and Carolyn Tiffany.

“Qualified Venture” means a venture managed by the Trust or the Operating Partnership unless (i) the Advisor or any of its Affiliates receives a fee from such venture for providing (x) similar services to those provided to the Company hereunder or (y) property management services to the real property owned by such venture or (ii) all or substantially all of the assets of such venture have been disposed of.

“Series D Preferred Shares” means the Trust’s 9.25% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest.

 “Termination” means a termination of this Agreement.

1.2.           Other Terms.  Unless the context shall require otherwise:

(i)           Words importing the singular number or plural number shall include the plural number and singular number respectively;

(ii)           Words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(iii)           Reference to “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”; and

(iv)           Reference in this Agreement to “herein”, “hereof’, “hereby” or “hereunder”, or any similar formulation, shall be deemed to refer to this Agreement as a whole.  Except as otherwise indicated, all references in this Agreement to “Articles,” and “Sections,” are intended to refer to Articles and Sections of this Agreement.

ARTICLE II

RETENTION OF ADVISOR

Subject to the terms and conditions hereinafter set forth, the Company hereby retains the Advisor to undertake the duties and responsibilities hereinafter set forth.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

By their execution and delivery of this Agreement, the Advisor, the Trust and the Operating Partnership each represents and warrants solely with respect to itself that (i) it is duly organized, validly existing, in good standing under the laws of the state of its formation and has all requisite power and authority to enter into and perform its obligations under this Agreement and (ii) the person signing this Agreement for such party is duly authorized to execute this Agreement on behalf of such party.

ARTICLE IV

RESPONSIBILITIES OF ADVISOR

4.1.           General Responsibility.   Subject to the supervision of the Board, the Advisor shall:

(i)           serve as the Company’s investment and financial advisor and recommend changes in the Company’s investment policies, when appropriate;

(ii)           investigate and evaluate investment opportunities and recommend them to the Board;

(iii)           administer the day-to-day operations of the Company, and cause the Company to comply with its obligations under this Agreement;

(iv)           investigate, select and conduct relations and enter into appropriate contracts on behalf of the Company with other individuals, corporations and entities in furtherance of the investment activities of the Company;

(v)           acquire and dispose of investments and funds of the Company, handle, prosecute and settle any claims of the Company and handle, defend and settle claims against the Company;

(vi)           invest and reinvest any money of the Company;

(vii)           negotiate, as appropriate, on behalf of the Company with investment banking firms, banks and other institutions or investors for public or private sales of securities of the Company or for other financing on behalf of the Company;

(viii)           conduct relations on behalf of the Trust with the Trust’s beneficiaries and the Operating Partnership with the Operating Partnership’s partners and with securities exchanges and dealers making markets in the Trust’s or the Operating Partnership’s securities;

(ix)           establish one or more bank accounts in the name of the Company and deposit into and disburse from such accounts any moneys on behalf of the Company, provided that no funds in any such account shall be commingled with funds of the Advisor, and the Advisor shall as requested by the Board render appropriate accountings of such deposits and payments to the Board;

(x)           administer such day-to-day bookkeeping and accounting functions as are required for the proper management of the assets of the Company and prepare or cause to be prepared such reports (other than the preparation and filing of tax returns) as may be required by any governmental authority in connection with the ordinary conduct of the Company’s business, including without limitation, periodic reports, returns or statements required under the Securities Exchange Act of 1934, as amended, the Internal Revenue Code of 1986, as amended, the securities and tax statutes of any jurisdiction in which the Company is obligated to file reports or the rules and regulations promulgated under any of the foregoing;

(xi)           from time to time, enter into Property Management Agreements and Construction Management Agreements (each as defined in Section 6.2, upon terms set forth in Section 6.2, in consultation with the Board;

(xii)           from time to time, or at any time requested by the Board, make reports to the Board of its performance of the foregoing services; and

(xiii)           cause the Company to obtain insurance covering such risks, with such insurers and on such terms as the Company may reasonably determine.

4.2.           Authority.  The Advisor shall have discretion and authority pursuant to this Agreement to perform the duties and services specified in Section 4.1 in such manner as the Advisor reasonably considers appropriate subject to the terms and restrictions contained in the organizational documents of the Trust or the Operating Partnership, as amended from time to time.  In furtherance of the foregoing, the Company hereby designates and appoints the Advisor or its designee as the agent and attorney-in-fact of the Company, with full power and authority and without further approval of the Company, for purposes of accomplishing on its behalf any of the foregoing matters or any matters which are properly the subject matter of this Agreement.  The Advisor may execute, in the name and on behalf of the Company and its affiliates all such documents and take all such other actions which the Advisor reasonably considers necessary or advisable to carry out its duties hereunder.

4.3.           Key-Person Insurance.  The Advisor shall use its commercially reasonable efforts to obtain, at the Company’s expense, life insurance on the lives of the Principal Officers naming the Company as the beneficiary in an amount for each such Principal Officer equal to such amount as may be determined by the Board upon the recommendation of the Compensation Committee of the Board from time to time.  Notwithstanding the foregoing, prior to acquiring any such life insurance policy, the Advisor shall provide to the Compensation Committee of the Board the death benefit amount and cost of such policies and the Compensation Committee shall have approved such amount and cost.

ARTICLE V

INDEMNIFICATION

5.1.           Indemnity.  (a)  The Company shall indemnify and hold harmless the Advisor, and its members, officers, affiliates, agents and employees (each, an “Advisor Indemnitee”), from and against any and all liability, claims, demands, expenses and fees, fines, suits, losses and causes of action of any and every kind or nature arising from or in any way connected with the performance by the Advisor of its obligations under this Agreement, other than any liability, claim, demand, expense, fee, suit, loss or cause of action arising from or in any way connected with (i) any acts of the Advisor, or its members, officers, affiliates, agents or employees, outside the scope of the authority of the Advisor under this Agreement unless such person acted in good faith and reasonably believed that his conduct was within the scope of authority of the Advisor under this Agreement, or (ii) the gross negligence, willful misconduct or the violation of applicable laws by the Advisor, its members, officers, affiliates, agents or employees.  In addition, Advisor shall be named as an additional insured on all policies of insurance maintained by the Company including, without limitation, to the extent maintained by the Company, Commercial General Liability, Comprehensive Automobile Liability, Umbrella and Excess Liability Insurance policy.  Certificates of Insurance evidencing compliance with the provisions of the immediately preceding sentence shall be furnished to the Advisor on request.

(b)           The Advisor shall indemnify and hold harmless the Trust, the Operating Partnership and their respective Trustees, officers, partners, affiliates, agents and employees (each, a “Company Indemnitee”), from and against any and all liability, claims, demands, expenses and fees, fines, suits, losses and causes of action of any and every kind or nature arising from third party actions and connected with the performance by the Advisor of its obligations under this Agreement to the extent caused by (i) any acts of the Advisor, or its members, officers, affiliates, agents or employees, outside the scope of the authority of the Advisor under this Agreement unless such person acted in good faith and reasonably believed that his conduct was within the scope of authority of the Advisor under this Agreement, or (ii) the gross negligence, willful misconduct, or the violation of applicable laws by the Advisor, its members, officers, affiliates, agents or employees; provided, however, that a member, officer, Affiliate, agent or employee of the Advisor shall in no event be indemnified hereby as a Company Indemnitee.

5.2.           Additional Costs.  The obligation to indemnify set forth in Section 5.1 shall include the payment of reasonable attorneys’ fees and investigation costs, as well as other reasonable costs and expenses incurred by the indemnified party in connection with any such claim.

5.3.           Procedure.  If any action or proceeding in respect of which indemnity may be sought in accordance with Section 5.1 is brought or asserted by a Company Indemnitee or an Advisor Indemnitee (each, an “Indemnitee”), such Indemnitee shall promptly notify the Advisor, if the Indemnitee is a Company Indemnitee, or the Trust, if the Indemnitee is an Advisory Indemnitee, (such notified party, the “Indemnitor”) in writing (but the failure to give such notice shall not affect the Indemnitor’s obligations hereunder or otherwise unless the Indemnitor demonstrates that the defense of such action or proceeding was materially prejudiced by such failure), and the Indemnitor shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee and the payment of all defense costs and expenses.  Indemnitee shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be borne by the Indemnitee unless (i) the Indemnitor has agreed in writing to pay such fees and expenses, (ii) the Indemnitor shall have failed to assume the defense of such action or proceeding within ten business days after the Indemnitee gives notice of such action or proceeding, or (iii) the named parties to any such action or proceeding include both the Indemnitee and the Indemnitor or an affiliate thereof such that joint representation would be inappropriate (in which case, if the Indemnitee notifies the Indemnitor that it elects to employ separate counsel at the expense of the Indemnitor, the Indemnitor shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee; however, the Indemnitor shall not, in connection with any one such action or proceeding, be liable for the fees and expenses of more than one separate firm of attorneys, together with local counsel at any time for all Indemnitees, which firm shall be designated by the Indemnitee).  If the Indemnitor assumes the defense of such an action, (a) no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor and (b) the Indemnitor shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withhold).  If notice is given to the Indemnitor of the commencement of any action and it does not, within ten business days after the Indemnitee’s notice is given, give notice to the Indemnitee of its election to assume the defense thereof, the Indemnitor shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnitee.

5.4.           Survival.  The provisions of this Article V shall survive the Termination.

ARTICLE VI

COMPENSATION

The Advisor agrees to accept from the Company the compensation set forth in this Article VI as full and complete consideration for all services to be rendered by the Advisor pursuant to this Agreement.  Except as hereinafter provided or as approved by the Compensation Committee of the Board, neither the Advisor nor any of its Affiliates shall be entitled to receive any other fees or compensation relating to the Company or its properties, including but not limited to leasing commissions, acquisition fees, disposition fees or loan fees.

6.1.           Management Fee.  The Advisor shall be entitled to receive a quarterly management fee equal to the Base Management Fee which shall be payable in arrears on the first business day of each fiscal quarter.

6.2.           Property and Construction Management Fees.  (a)  The Company may, from time to time, enter into separate property management agreements (the “Property Management Agreements”) with third parties, the Advisor or an Affiliate of the Advisor for each Company property, pursuant to which the Advisor or its Affiliate shall be entitled to receive fees for property management services at a rate for each property that does not exceed a commercially reasonable rate for performing such services for comparable properties in the same geographic location taking into account that the Advisor will not be performing leasing services or receiving leasing commissions.  The rates shall be disclosed to the Board no less frequently than quarterly.  Such Property Management Agreements may be terminated in the same manner as proscribed in Section 8.2 and shall contain commercially reasonable and customary terms for such arrangements.

(b)           The Company may, from time to time, enter into construction management agreements (the “Construction Management Agreements”) with third parties, the Advisor or an Affiliate of the Advisor with respect to Company properties, pursuant to which the Advisor or its Affiliate shall be entitled to receive fees for construction management services at a rate that does not exceed a commercially reasonable rate for performing such services for comparable properties in the same geographic location.  The proposed rates shall be submitted for and subject to approval by a majority of the independent trustees on the Board.  Such Construction Management Agreements may be terminated in the same manner as proscribed in Section 8.2 and shall contain commercially reasonable and customary terms for such arrangements.

6.3.           Incentive Fee.  As additional compensation for its services hereunder, the Advisor shall be entitled to receive the Incentive Fee.  The Incentive Fee payable with respect to any Dividends shall be deemed earned on the first date that such Dividends are paid to common shareholders of the Trust and shall not be subject to any claw-back, refund or offset for any reason, including as a result of an increase in the amount of the Hurdle from time to time.  The amount of each payment of the Incentive Fee shall equal the entire Incentive Fee computed pursuant to the definition thereof, less the amount thereof which has theretofore been paid to the Advisor.

6.4.           Joint Investment Fees.  In the event that the Company and the Advisor or an affiliate of the Advisor make a joint investment, then the Advisor agrees to share with the Company, in proportion to their respective investments, the amount of any fee or promoted interest payable to the Advisor or its affiliate by a third party in connection with entering into or structuring the transaction

6.5.           Other Services.  Other than as specifically provided in this Agreement, or as approved in writing by a majority of independent trustees of the Board, the Advisor shall not be compensated by the Company for services rendered to the Company.  The Advisor shall disclose to the Board the terms of any sub-contracting arrangement entered into by the Advisor with third parties with respect to the services to be provided by the Advisor hereunder.

ARTICLE VII

COMPANY EXPENSES

7.1.           Expenses Paid by Advisor.  Without regard to the amount of compensation received hereunder by the Advisor, the Advisor shall bear the following expenses of the Company:

(i)           all direct and indirect remuneration and all other employment expenses of employees of the Advisor, including but not limited to, salaries, wages, payroll taxes and the costs of employee benefit plans, and fees, if any, paid to members of the Board who are employed by the Advisor;

(ii)           rent, telephone, utilities, office furniture, equipment and machinery and other office expenses of the Advisor and the Company;

(iii)           all expenses incurred by employees of the Advisor relating to any potential investments, and investments and assets held, by the Company including travel, lodging and meals incurred in connection therewith; and

(iv)           administrative expenses relating to performance by the Advisor of its duties hereunder other than payments to third parties as provided in Section 7.2.

7.2.           Expenses Paid by the Company.  The following expenses relating to the operation and management of the Company shall be paid by the Company:

(i)           underwriting, brokerage, listing, reporting, registration and other fees, and printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, trading, registration and securities exchange or quotation system listing of the Company’s securities;

(ii)           fees and expenses paid to members of the Board who are not affiliated with the Advisor, independent advisors, consultants and other agents employed by or on behalf of the Company;

(iii)           the cost of borrowed money;

(iv)           third party expenses directly connected with the acquisition, disposition, ownership and operation of real estate interests or other property (including the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, taxes and assessments on real property and all other taxes, utilities, maintenance, repair and improvement of property and expenses for which reimbursement or payment by the Company is provided for under the Property Management Agreements);

(v)           third party expenses connected with payments of dividends or interest or distributions in cash or any other form made to beneficiaries of the Company;

(vi)           all third party expenses connected with communications to the beneficiaries of the Company including with the proxy solicitation materials and reports to holders of the Trust’s beneficial interests and the Operating Partnership’s limited partners;

(vii)           transfer agent’s, registrar’s and indenture trustee’s fees and charges;

(viii)           legal, investment banking and external accounting, auditing and tax return preparation fees and expenses;

(ix)           directors and officers liability insurance costs;

(x)           all expenses in connection with the beneficiaries’ and trustees’ meetings including travel, lodging and meals for Board members, officers and other invitees (including, in each case, representatives, employees and affiliates of the Advisor);

(xi)           all expenses associated with real estate industry related conferences (e.g. NAREIT) including travel, lodging and meals; and

(xii)           all expenses relating to membership of the Company in any trade or similar association.

ARTICLE VIII

TERM OF AGREEMENT; PAYMENTS UPON TERMINATION, DISPOSITION OR LIQUIDATION

8.1.           Term.  This Agreement shall become effective as of January 1, 2013 and shall continue in force for a period expiring December 31, 2017 and thereafter shall be automatically renewed for successive one-year periods without action on the part of any party hereto unless terminated in accordance with the provisions of this Agreement.

8.2.           Right of Termination.   Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated:

(i)           by the Company without Cause upon 60 days prior written notice to the Advisor;

(ii)           by the Company with Cause upon one business day prior written notice to the Advisor;

(iii)           by the Advisor without Cause upon 120 days prior written notice to the Board;

(iv)           by the Advisor with Cause upon one business day prior written notice to the Board; and

(v)           by the mutual consent of the Board and the Advisor.

8.3.           Fees Payable Upon Termination.  (3)  Upon Termination:

(i)           by (x) the Advisor for any reason other than Cause or (y) the Company for Cause, the Advisor shall not be entitled to receive either the Article 8 Base Fee or the Incentive Termination Fee and shall only be entitled to receive its Base Management Fee and any Incentive Fee accrued to the date of Termination;

(ii)           for any reason other than those set forth in clause (i) of this Section 8.3, the Company shall pay to the Advisor in addition to any Base Management Fee and any Incentive Fee accrued to the date of termination, the Article 8 Base Fee and Incentive Termination Fee as provided in Section 8.3(b).

(b)           To the extent that the Advisor is entitled to receive the Article 8 Base Fee and/or Incentive Termination Fee pursuant to Section 8.3(a)(ii), the Company shall be obligated to make such payment to the Advisor:

(i)           if the Termination coincides with a Disposition, upon such Disposition;

(ii)           in all other cases, on the earlier of (x) a subsequent Disposition or (y) the date that is six (6) months after the Termination; provided, however, that notwithstanding the foregoing, the Company shall pay to the Advisor within 30 days of the Termination an amount equal to the Advance Amount, which Advance Amount shall be deemed an advance against the Article 8 Base Fee and the Incentive Termination Fee due hereunder.  To the extent that the Advisor receives the Advance Amount and such Advance Amount paid to the Advisor exceeds the ultimate Article 8 Base Fee and Incentive Termination Fee due to the Advisor, the Advisor shall reimburse the Company such excess within five business days of the determination of such Article 8 Base Fee and Incentive Termination Fee.

(c)           Any payment of such Article 8 Base Fee and Incentive Termination Fee (other than the Advance Amount) required under this Section 8.3 shall be made in immediately available funds; provided, however, if such payment is made at any time that the Termination does not coincide with a Disposition, the Article 8 Base Fee shall be payable in immediately available funds and the Incentive Termination Fee shall be payable by delivery to the Advisor of a number of Common Shares, which Common Shares shall be freely tradable (subject only to standard securities law restrictions), equal to the Incentive Termination Fee divided by the greater of (x) the closing price for the Common Shares on the date of Termination or (y) $11.05.

8.4.           Fees Payable upon Disposition or Liquidation.  In the event that there is a Disposition or a Liquidation and this Agreement is not then terminated, the Company shall pay to the Advisor in addition to any Base Management Fee and any Incentive Fee which may be earned in accordance with the terms of this Agreement, the Article 8 Base Fee in immediately available funds at such time or times as a Dividend is paid with respect to which the Article 8 Base Fee is payable.

8.5.           Continued Responsibility.  Notwithstanding Termination as provided above, the Advisor agrees to use its commercially reasonable efforts in the performance of its duties under this Agreement until the effective date of the Termination.

8.6.           Responsibilities upon Termination.  Upon Termination, the Advisor shall forthwith deliver the following to the Company as and in the manner reasonably requested by the Company, as applicable, on the effective date of Termination:

(i)           A final accounting reflecting the balance of funds held on behalf of the Company as of the date of Termination;

(ii)           All files, records, documents and other property of any kind relating to the Company, including, but not limited to, computer records, contracts, leases, warranties, bank statements, rent rolls, employment records, plans and specifications, inventories, correspondence, tenant records, receipts, paid and unpaid bills or invoices, maintenance records; and

(iii)           Agreements to terminate all property management, construction management and other agreements with Affiliates of the Advisor and third parties retained on a subcontracting basis by the Advisor, in each case, with respect to the services to be provided by the Advisor hereunder.

8.7.           Survival.  The provisions of this Article VIII shall survive the Termination.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1.           Notice.  Any notice required or permitted under this Agreement shall be in writing and shall be given by being delivered to the following addresses or fax numbers of the parties hereto:

To the Company:	Winthrop Realty Trust
7 Bulfinch Place
Suite 500,P.O. Box 9507
Boston, Massachusetts 02114
Telephone No.: (617) 570-4600
Telecopier No.: (617) 742-4641
Attention: Chair of the Compensation Committee

To the Advisor:	FUR Advisors LLC
Two Jericho Plaza
Wing A, Suite 111
Jericho, New York 11753
Telephone No.: (516) 822-0022
Telecopier No.: (516) 433-2777
Attention: Michael L. Ashner

or to such other address or fax number as may be specified from time to time by such party in writing.

9.2.           Entire Agreement; Amendment.  This Agreement together with the provisions of the Trust’s Declaration of Trust as in effect from time to time contains the entire agreement of the parties hereto with respect to the subject matter hereof.  This Agreement shall not be amended or modified in any respect unless agreed to in writing by the Company and the Advisor.

9.3.           Governing Law.  This Agreement shall be construed, interpreted and applied in accordance with, and shall be governed by, the laws of the State of New York without reference to principles of conflicts of law.

9.4.           Arbitration.  Any dispute or controversy between the Advisor or any of its employees or Affiliates and the Company or any of its Affiliates arising in connection with this Agreement, any amendment thereof, or the breach thereof shall be determined and settled by arbitration in New York, New York, by an arbitrator in accordance with the rules of the American Arbitration Association.  Any award rendered therein shall be final and binding upon the Company, the Advisor and their Affiliates and their respective legal representatives and judgment may be entered in any court having jurisdiction thereof. The expenses of such arbitration shall be paid by the party against whom the award shall be entered, unless otherwise directed by the arbitrators.

9.5.           Assignment.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Advisor shall be permitted to assign this Agreement or any of its rights hereunder, and delegate any and all of its responsibilities and obligations hereunder, to any of its Affiliates without the consent of the other parties hereto; provided, however, that no such delegation shall release or discharge the Advisor from its responsibilities and obligations hereunder.

9.6.           Amendment and Restatement.  This Agreement amends and restates in its entirety the Original Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

WINTHROP REALTY TRUST

By:	/s/ Carolyn Tiffany
Carolyn Tiffany
President

WRT REALTY, L.P.

By:	Winthrop Realty Trust General Partner

	By:	/s/ Carolyn Tiffany
Carolyn Tiffany
President

FUR ADVISORS LLC

By:	FUR Holdings LLC Member

	By:	WEM-FUR Investors LLC Managing Member

		By:	/s/ Michael L. Ashner
Michael L. Ashner
Managing Member

Schedule A

ARTICLE 8 BASE FEE CALCULATION EXAMPLES

Example 1

Assumptions:

Hurdle at Termination, Liquidation or Disposition	$500,000,000
Net Asset Value (for use in case of Termination only)	$600,000,000
Dividends paid on Disposition or Liquidation	$600,000,000
Prior 12 months Base Management Fee	$12,000,000

A.	If a Termination

Article 8 Base Fee would equal $12,000,000 which is the lesser of prior 12 months Base Management Fee ($12,000,000) and $40,996,093.60 which is calculated as follows:

20% x ($600,000,000-($500,000,000-$104,980,468)) = $40,996,093.60

and Advisor would receive an Incentive Termination Fee equal to $20,000,000 which is calculated as follows:

20% x ($600,000,000-$500,000,000) = $20,000,000

B.	If a Liquidation or Disposition

Article 8 Base Fee would be same as in case of Termination and Advisor would receive an Incentive Fee when Dividends are paid equal to 20% of all Dividends in excess of Hurdle ($500,000,000).

Schedule A-1

Example 2

Assumptions:

Hurdle at Termination, Liquidation or Disposition	$500,000,000
Net Asset Value (for use in case of Termination only)	$450,000,000
Dividends paid on Disposition or Liquidation	$450,000,000
Prior 12 months Base Management Fee	$12,000,000

A.	If a Termination

Article 8 Base Fee would equal $10,996,093.60 which is the lesser of prior 12 months Base Management Fee ($12,000,000) and $10,996,093.60 which is calculated as follows:

20% x ($450,000,000-($500,000,000-$104,980,468)) = $10,996,093.60

and Advisor would not receive any Incentive Termination Fee as the Net Asset Value is not sufficient to reduce the Hurdle to below zero.

B.	If a Liquidation or Disposition

Article 8 Base Fee would be same as in case of Termination and Advisor would also not receive an Incentive Fee as the Dividends are not sufficient to reduce the Hurdle to below zero.

Schedule A-2

Example 3

Assumptions:

Hurdle at Termination, Liquidation or Disposition	$100,000,000
Net Asset Value (for use in case of Termination only)	$25,000,000
Dividends paid on Disposition or Liquidation	$25,000,000
Prior 12 months Base Management Fee	$7,500,000

C.	If a Termination

Article 8 Base Fee would equal $5,996,093.60 which is the lesser of prior 12 months Base Management Fee ($7,500,000) and $5,996,093.60 which is calculated as follows:

20% x ($25,000,000-($100,000,000-$104,980,468)) = $5,996,093.60

and Advisor would not receive any Incentive Termination Fee as the Net Asset Value is not sufficient to reduce the Hurdle to below zero.

D.	If a Liquidation or Disposition

Article 8 Base Fee would be same as in case of Termination and Advisor would also not receive an Incentive Fee as the Dividends are not sufficient to reduce the Hurdle to below zero.

Schedule A-3

Example 4

Assumptions:

Hurdle at Termination, Liquidation or Disposition	$50,000,000
Net Asset Value (for use in case of Termination only)	$25,000,000
Dividends paid on Disposition or Liquidation	$25,000,000
Prior 12 months Base Management Fee	$7,500,000

A.	If a Termination

Article 8 Base Fee would equal $7,500,000 which is the lesser of prior 12 months Base Management Fee ($7,500,000) and $15,996,093.60 which is calculated as follows:

20% x ($25,000,000-($50,000,000-$104,980,468)) = $15,996,093.60

and Advisor would not receive any Incentive Termination Fee as the Net Asset Value is not sufficient to reduce the Hurdle to below zero.

B.	If a Liquidation or Disposition

Article 8 Base Fee would be same as in case of Termination and Advisor would also not receive an Incentive Fee as the Dividends are not sufficient to reduce the Hurdle to below zero.

Schedule A-4

CALCULATIONS FOR EXAMPLES 1-4

	Example1	Example2	Example3	Example4
Hurdle	$500,000,000.00	$500,000,000.00	$100,000,000.00	$50,000,000.00
Net Asset Value/Dividends	$600,000,000.00	$450,000,000.00	$25,000,000.00	$25,000,000.00

Hurdle less 104,980,468	$395,019,532.00	$395,019,532.00	$(4,980,468.00)	$(54,980,468.00)

20% of (i) Net Asset Value/Dividends less Hurdle less 104,980,468	$40,996,093.60	$10,996,093.60	$5,996,093.60	$15,996,093.60

Prior 12 Months Base Management Fee	$12,000,000.00	$12,000,000.00	$7,500,000.00	$7,500,000.00

Article 8 Base Management Fee(1)	$12,000,000.00	$10,996,093.60	$5,996,093.60	$7,500,000.00

Schedule A-5